Exhibit 10.3

Execution Version

September 26, 2017

K. K. Pangea

5F, Palace Building

1-1-1 Marunouchi

Chiyoda-ku, Tokyo

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment (the “Commitment”) of Seagate Technology plc, a public limited company organized under the laws of Ireland (the “Investor”), to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain equity interests of K. K. Pangea, a newly formed Japanese company (“Purchaser”). It is contemplated that pursuant to that certain Share Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), dated September 27, 2017 (Tokyo time), by and between Purchaser and Toshiba Corporation, a Japanese company (the “Seller”), the Seller has agreed, subject to the terms and conditions therein, to sell 100% of its shares in its wholly owned subsidiary, Toshiba Memory Corporation (the “Target Shares”), to the Purchaser, and the Purchaser has agreed, subject to the terms and conditions therein, to purchase 100% of the Target Shares from the Seller. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

1. Commitments. The Investor hereby commits to purchase on or prior to the Closing, directly or indirectly, on the terms and subject to the conditions set forth herein and in the term sheet executed even with the date hereof (the “Equity Term Sheet”), equity securities of Purchaser (“Equity Securities”) with an aggregate purchase price not to exceed JPY 139.5 billion (its “Commitment Amount”), the net proceeds of which, together with the net proceeds of (a) the equity investments to be made pursuant to the equity commitment letter, dated as of the date hereof, by BCPE Pangea Cayman, L.P. (the “Lead Investor”) and BCPE Pangea Cayman2, Ltd. (“SPC2”), each addressed to Purchaser, and (ii) the equity investments to be made by each of Hoya Corporation, the Seller, Apple Inc., Kingston Technology Company, Inc. and Dell, Inc. (together with the Lead Investor and SPC2, collectively, the “Co-Investor Equity Investments”) and (b) the debt financing to be made available by The Bank of Tokyo-Mitsubishi UFJ, Ltd, Sumitomo Mitsui Banking Corporation and Mizuho Bank Ltd. (as amended, restated, supplemented or otherwise modified from time to time, the “Debt Financing”), will be used, as needed, to (i) fund amounts required to be paid by Purchaser pursuant to Sections 1.2 and 1.3 of the Acquisition Agreement and (ii) pay the fees and expenses required to be paid by Purchaser pursuant to the Acquisition Agreement. Notwithstanding the foregoing, the Investor and Purchaser may elect to reduce the Commitment Amount to be funded pursuant to this Agreement to the extent that the transactions contemplated by the Acquisition Agreement can be consummated with such reduced equity funding provided, that the Purchaser shall not reduce the commitment amount of any Preferred Stock (as defined in the Equity Term Sheet) to be issued to Apple Inc. and Kingston Technology Corporation to be used to fund the transactions contemplated by the Acquisition Agreement (collectively, the “Total Preferred Stock Commitment Amounts”) without giving the Investor the option to reduce its Commitment Amount hereunder in an amount up to its pro rata portion of the total amount that the Total Preferred Stock Commitment Amounts may be so reduced. For the avoidance of doubt, the Investor shall not, under any circumstances, be obligated hereunder to directly or indirectly contribute to Purchaser any amounts in excess of its Commitment Amount.

2. Conditions. The Investor’s obligation to fund the Commitment shall be subject to (i) the execution and delivery of the Acquisition Agreement by the Seller, (ii) satisfaction or waiver of each of the conditions to Purchaser’s obligations to effect the Closing set forth in Sections 5.1 and 5.2 of the Acquisition Agreement (in each case, other than any conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (iii) the substantially contemporaneous funding of each of the Co-Investor Equity Investments in accordance with its terms, (iv) the substantially contemporaneous funding of the Debt Financing in accordance with its terms and (v) the substantially simultaneous consummation of the Closing in accordance with the terms of the Acquisition Agreement.

Each of Investor and Purchaser shall use its reasonable best efforts to enter into a more detailed instrument or agreement (the “Equity Securities Instrument”) with respect to the Equity Securities that is consistent with the terms and conditions of the Equity Term Sheet as promptly as reasonably practicable after the date hereof; provided, however, that (a) entry into the Equity Securities Instrument by Investor and Purchaser is not a condition to the Investor funding the Commitment and (b) in the event that the Equity Securities Instrument is not entered into by the Closing, then Investor shall fund the Commitment at Closing, and Investor and Purchaser agree that the Equity Term Sheet shall constitute the legally binding agreement between Investor and Purchaser with respect to the Equity Securities. If Investor and Purchaser have not entered into the Equity Securities Instrument by the date that is 30 days after the Closing, then Investor and Purchaser shall submit (and, if either Investor or Purchaser fails to join such submission, the other may independently submit) any remaining unresolved or otherwise undecided terms of the proposed Equity Securities Instrument for decision and final resolution to binding arbitration to the exclusion of any courts of law, with such arbitration conducted by the American Arbitration Association in accordance with the then most current version of its commercial arbitration rules; provided, that the foregoing shall not prejudice any right of a party to seek an order compelling arbitration.

Each of Investor and Purchaser shall use best efforts to negotiate in good faith with all deliberate speed a binding agreement for the long-term guaranteed supply of NAND flash memory products from Toshiba Memory Corporation to Investor.

3. Confidentiality. This Agreement shall be treated as confidential and is being provided to Purchaser and the Seller solely in connection with the transactions contemplated under the Acquisition Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Purchaser or the Seller or their respective Affiliates, except with the prior written consent of Purchaser and the Investor in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement to (a) the extent required by applicable Law or by rules of any national securities exchange applicable to the Seller (provided, that Purchaser or the Seller, as applicable, will provide the Investor an opportunity to review and comment upon such proposed disclosure in advance of such disclosure being made) or (b) representatives of either Purchaser or the Seller who need to know of the existence of this Agreement in connection with the transactions contemplated hereby.

4. Representations and Warranties. The Investor hereby represents and warrants to Purchaser that (a) it has all requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized and approved by all necessary directors, officers, managers or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this Agreement, the Acquisition Agreement and the Limited Guarantee by all the other parties hereto and thereto) constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), (d) the Investor has available funds in excess of the sum of the Commitment Amount hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (e) the execution, delivery and performance by the Investor of this Agreement do not violate the Investor’s articles of association, by-laws, constitution or other organizational documents. Purchaser is not relying upon any other statement, agreement, undertaking, understanding, representation or warranty on the part of the Investor, except as expressly set forth herein.

5. Parties in Interest; Enforceability. This Agreement is solely for the benefit of, and shall only be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any other Person any benefits, rights or remedies, except that any Non-Recourse Party may rely upon and enforce the provisions of Section 12 hereof. Subject to the foregoing, this Agreement may only be enforced by Purchaser at the direction of the Investor. Neither Purchaser’s creditors nor any Person claiming by, through, or on behalf or for the benefit of Purchaser, the Seller, or any Affiliate thereof shall have any right to enforce this Agreement or to cause Purchaser to enforce this Agreement.

6. Amendment. No amendment, modification or waiver of any provision of this Agreement will be enforceable unless approved in writing by Purchaser and the Investor.

7. Termination. This Agreement and all obligations of the Investor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) any valid termination of the Acquisition Agreement pursuant to its terms, (c) payment by Purchaser, the Investor or any of their Affiliates of the termination fee pursuant to Section 9.2(b) or damages pursuant to 9.2(c) of the Acquisition Agreement (as applicable), (d) any payment by the Guarantor (as defined in the Limited Guarantee (as defined in the Acquisition Agreement)) under the Limited Guarantee in respect of any of its obligations thereunder and (e) the Seller or any of its Affiliates (or any Person claiming by, through or on behalf or for the benefit of any of the foregoing) asserting a claim against the Investor or any Non-Recourse Party under or in connection with the Limited Guarantee or the Acquisition Agreement.

8. Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each party acknowledges that it and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) Each party to this Agreement hereby (i) irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in the borough of Manhattan in the City, County and State of New York (the “Chosen Courts”) for the purpose of any action described in the immediately preceding Section 9(a), (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the Chosen Courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred or removed to any other forum, or should be stayed by reason of the pendency of some other proceeding in any other forum, or that this Agreement or the subject matter hereof may not be enforced in or by such Chosen Court, and (iii) hereby agrees not to commence or prosecute any such action other than before the Chosen Courts. Notwithstanding the immediately preceding sentence, a party may commence any action in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by any Chosen Court. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 9 in any manner permitted by New York law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address in this Agreement (or, in the case of any party to the Acquisition Agreement, to such party’s address as indicated in Section 11.2 of the Acquisition Agreement) shall constitute good and valid service of process in any such action, and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

(c) To the fullest extent permitted by applicable Law, each party hereto hereby waives and agrees not to assert (whether as plaintiff, defendant or otherwise) any right to trial by jury with respect to this Agreement or any and all actions or proceedings (whether based on contract, tort or otherwise) described in Section 9(a). A copy of this paragraph may be filed with any court as written evidence of the knowing, voluntary and bargained-for agreement irrevocably to waive the right to trial by jury in any such action and that such action will instead by tried by a judge sitting without a jury.

(d) Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements and affirmations contained in this Section 9.

10. Entire Agreement; Integration. Together with the Acquisition Agreement and the Limited Guarantee, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby.

11. No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Purchaser without the Investor’s prior written consent. The granting of such consent in a given instance shall be solely in the discretion of the Investor and, if granted, shall not constitute a waiver of the requirement to obtain the Investor’s consent with respect to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12. No Recourse against Affiliates, etc. Notwithstanding anything that may be expressed or implied in this Agreement, by its acceptance hereof Purchaser covenants, acknowledges and agrees that (a) no person other than the Investor shall have any obligation hereunder, (b) no recourse hereunder or under any documents or instruments delivered in connection herewith may be sought or had against any Non-Recourse Party, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, and (c) no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with this Agreement for any obligation of the Investor under this Agreement or in connection with the Commitment, or any claim based on, in respect of or by reason of this Agreement or the Commitment; provided, however, that nothing in this Section 12 is intended or shall be construed to limit the contractual obligations of the Lead Investor under the Limited Guarantee or the contractual obligations of Purchaser under the Acquisition Agreement. Solely for purposes of this Agreement, the term “Non-Recourse Party” shall be as defined in the Limited Guarantee but shall also include the Affiliates of Investor.

13. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), and each such counterpart when executed will be deemed an original instrument and all such counterparts shall together constitute one and the same agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

Sincerely,

Seagate Technology plc

By:
Name:	Stephen J. Luczo
Title:	Chief Executive Officer

[Signature Page to the Equity Commitment Letter]

Agreed to and accepted:

K. K. PANGEA
By:
Name:	Steven W. Barnes
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]